OFFER TO PURCHASE FOR CASH

All of the Outstanding Shares of Common Stock
(including the associated Series A Junior Participating Preferred Stock Purchase Rights)

of

Omega Worldwide, Inc.

at

$3.32 Net Per Share of Common Stock

by

Delta I Acquisition, Inc.
An Indirect Wholly Owned Subsidiary of

Four Seasons Health Care Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 5, 2002,
UNLESS THE OFFER IS EXTENDED.

August 7, 2002

To Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

        We have been appointed by Delta I Acquisition, Inc. (the "Purchaser"), a Delaware corporation, and an indirect wholly owned subsidiary of Four Seasons Health Care Limited (the "Parent"), a private limited company organized under the laws of England and Wales, to act as Depositary (the "Depositary") in connection with the Purchaser's offer to purchase all of the issued and outstanding shares of common stock, par value $0.10 per share (the "Common Stock"), including the associated Rights (as defined in the Offer to Purchase), of Omega Worldwide, Inc. (the "Company"), a Maryland corporation, at a price of $3.32 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase, dated August 7, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"), copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Common Stock in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1.    The Offer to Purchase, dated August 7, 2002.

          2.    The Letter of Transmittal to tender shares of Common Stock for your use and for the information of your clients. Photocopies of the Letter of Transmittal may be used to tender shares of Common Stock.

          3.    A letter to stockholders of the Company from James E. Eden, Chairman of the Board of Directors of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

          4.    The Notice of Guaranteed Delivery for shares of Common Stock to be used to accept the Offer if the procedures for tendering shares of Common Stock set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

          5.    A printed form of a letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6.    Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 5, 2002, UNLESS THE OFFER IS EXTENDED.

        Please note the following:

          1.    The Offer Price is $3.32 per share of Common Stock, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

          2.    The Offer is conditioned on, among other things, (1) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which, when added to the shares of Common Stock, if any, previously acquired by the Purchaser, represents at least a majority of all issued and outstanding shares of Common Stock on a fully diluted basis on the date of purchase, (2) the PHFL Offer (as defined in the Offer to Purchase) having become or having been declared unconditional in all respects, other than with respect to the condition of the PHFL Offer requiring either the occurrence of the initial purchase of shares of Common Stock pursuant to the Offer or the Purchaser becoming obligated to accept for payment shares of Common Stock tendered pursuant to the Offer, and (3) required permits, approvals or waiting periods under applicable Antitrust Laws (as defined in the Offer to Purchase) having expired or having been obtained or waived. The Offer is also conditioned on the satisfaction of certain other terms and conditions described in Section 14—"Conditions of the Offer" of the Offer to Purchase.

          3.    The Offer is being made for all of the issued and outstanding shares of Common Stock.

          4.    Holders of shares of Common Stock ("Holders") whose shares of Common Stock are registered in their own name and who tender directly to the Depositary, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer. However, federal income tax backup withholding at a rate of 30% may be required, unless an exemption is available or unless the required tax identification information is provided. See the section entitled "Important Tax Information" in the Letter of Transmittal.

          5.    The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, September 5, 2002, unless the Offer is extended.

          6.    The Board of Directors of the Company, based on the unanimous recommendation of a special committee of independent directors, has unanimously (1) determined that the Offer and the Merger (as defined in the Offer to Purchase) are fair to, and in the best interests of, the Company and Holders, (2) declared that the Offer and the Merger are advisable, (3) approved the Offer, the Merger, the Stockholders Agreements and the Merger Agreement (each as defined in the Offer to Purchase) and (4) recommended that Holders accept the Offer and tender their shares of Common Stock pursuant to the Offer and that Holders approve the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

          7.    Notwithstanding any other provision of the Offer, payment for shares of Common Stock accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (1) certificates evidencing such shares of Common Stock (the "Certificates") or, if such shares of Common Stock are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Common Stock, and if certificates evidencing Rights have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the shares of Common Stock pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (2) a Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for shares of Common Stock (or certificates for Rights) or Book-Entry Confirmations with respect to shares of Common Stock (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

        In order to take advantage of the Offer, Certificates, as well as a Letter of Transmittal (or copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry delivery, an Agent's Message), and all other documents required by the Letter of Transmittal must be received by the Depositary on or prior to the expiration of the Offer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Any Holder who desires to tender shares of Common Stock and whose Certificate(s) evidencing such shares of Common Stock are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in Section 3—"Procedures for Tendering Shares of Common Stock" of the Offer to Purchase.

        Neither the Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Common Stock pursuant to the Offer (other than the Depositary and the Information Agent as described in the Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased shares of Common Stock to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to The Bank of New York, the Depositary for the Offer, at P.O. Box 11248, Church Street Station, New York, New York 10286-1248, telephone number (212) 815-6212, or to Morrow & Co., Inc., the Information Agent for the Offer, at 445 Park Avenue, 5th Floor, New York, New York 10022, telephone number (212) 754-8000.

        Requests for copies of the enclosed materials may also be directed to the Depositary or to the Information Agent at the above addresses and telephone numbers.

Very truly yours,
THE BANK OF NEW YORK

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE PARENT, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.